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CONTACT:
Clinton Abbott
Investor Relations
(888) 607-5399
(310) 664-9733

FOR IMMEDIATE RELEASE

                          ALLERGY RESEARCH GROUP, INC.
                       ANNOUNCES STOCK REPURCHASE PROGRAM

HAYWARD, Calif., May 3, 2002 -- Allergy Research Group, Inc. (ALRG), announced today that its board of directors has authorized a stock repurchase program for between 1,000,000 and 2,500,000 shares of the Company's common stock over the next two years. Based on current market prices, the aggregate purchase price for the shares would be approximately $120,000 to $300,000. The program is effective immediately.

"Based on current market prices, we believe that our stock is undervalued and we have an opportunity to buy back our shares at attractive levels," said Dr. Stephen A. Levine, the Company's chairman and chief executive officer, who, together with the Company's secretary, Susan Levine, has also indicated an intention to repurchase up to 1,000,000 shares of the Company's common stock. "This action reflects our confidence in Allergy Research Group's long-term growth and will help to offset dilution from the issuance of stock to employees under our stock incentive plan."

Under the program, the Company may repurchase shares in open market transactions in block trades or otherwise. Management may commence or suspend purchases at any time or from time-to-time based on market and business conditions and without prior notice. This announcement does not constitute a request or offer for tender of shares to the Company.

According to Levine, the Company, which reported a net income of $326,557 for its fiscal year ended December 31, 2001 and is expected to report a net income for the first quarter of 2002 as well, is in a good position to implement the stock repurchase program. The program is expected to minimize the dilutive effect of stock awards to employees as well as act as a means to return cash directly to stockholders in an effective and timely manner.

ABOUT ALLERGY RESEARCH GROUP, INC.
Allergy Research Group, Inc. is an innovative leader in nutraceutical research and product formulation. Since its inception in 1979, the Company has been noted for quality, hypoallergenic nutritional supplements and supplies products to approximately 4,000 physicians and healthcare practitioners worldwide.

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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995: STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS" THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE POTENTIAL RISKS AND UNCERTAINTIES ADDRESS A VARIETY OF SUBJECTS INCLUDING, FOR EXAMPLE, THE COMPETITIVE ENVIRONMENT IN WHICH INTERNET.COM COMPETES; THE UNPREDICTABILITY OF ALLERGY RESEARCH GROUP'S FUTURE REVENUES, EXPENSES, CASH FLOWS AND STOCK PRICE, THE IMPACT OF COMPETITIVE PRODUCTS, CHANGES IN LAW AND REGULATIONS, ADEQUACY AND AVAILABILITY OF INSURANCE COVERAGE, AVAILABILITY OF RAW MATERIALS, DEPENDENCE ON DISTRIBUTORS AND CUSTOMERS, LITIGATION, LIMITATIONS ON FUTURE FINANCING, THE EFFECT OF ADVERSE PUBLICITY, UNCERTAINTIES RELATING TO ACQUISITIONS, MANAGING AND MAINTAINING GROWTH, CUSTOMER DEMANDS, AS WELL AS OTHER RISKS AND UNCERTAINTIES THAT ARE DESCRIBED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, COPIES OF WHICH ARE AVAILABLE UPON REQUEST FROM THE COMPANY'S INVESTOR RELATIONS DEPARTMENT. THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN ARE MADE AS OF THE DATE OF THIS PRESS RELEASE, AND ALLERGY RESEARCH GROUP ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING STATEMENTS AFTER THE DATE HEREOF.